Filed Pursuant to Rule 424(b)(3)
                                          Registration Number 333-36768

PROSPECTUS SUPPLEMENT
(TO REOFFER PROSPECTUS DATED MAY 11, 2000)

                   FIRST ENTERTAINMENT HOLDING CORP.

     The "Prospective Selling Stockholders" section of the prospectus is replaced in its entirety with the following:

                    PROSPECTIVE SELLING STOCKHOLDERS

     There are an aggregate of 1,300,000 shares of common stock reserved for issuance under the Stock Plan. The issuance of these shares is covered by the registration statement on Form S-8, which was filed with the SEC and of which this prospectus is a part.

      As of the date of this prospectus, 607,743 shares have been granted pursuant to the Stock Plan to the selling stockholders. This prospectus covers the resale of those shares by the selling stockholders.

      The following table sets forth the name and position of each prospective selling stockholder, each of whom is a director or executive officer of our Company; the number of shares of common stock owned as of the date of this prospectus, including shares which may be acquired pursuant to the exercise of outstanding options; the number of shares covered by this prospectus; and the number of shares and the percentage of all outstanding shares owned assuming the sale of all the shares covered by this prospectus.



Name          Position    Shares Owned        Shares  Shares   Percentage
                          Prior To            Offered Owned    Of Class
                          Offering                    After    After
                                                      Offering Offering

Doug Olson    President,   1,857,544(1) (2)  57,078  1,800,466 8.4%
              Chief                          (1)
              Operating
              Officer and
              Director

Howard Stern	   Chief       1,574,474 (1) (3) 347,114  1,227,360 5.7%
               Executive                      (1)     (3)
               Officer and
               Director

Michael        Chief        1,185,000 (1) (4) 203,551   981,449 4.6%
Marsowicz      Technology                     (1)       (4)
               Officer and
               Director


*Less than one percent.

(1) Consists of shares issued pursuant to the 2000B Plan as payment of compensation.
(2) Includes outstanding options to purchase a total of 1,250,000 shares of common stock.
(3) Includes outstanding options to purchase a total of 1,212,500 shares of common stock.
(4) Includes outstanding options to purchase a total of 1,125,000 shares of common stock.

        The date of this prospectus supplement is July 21, 2000.
Doc. 102083